EXHIBIT 99.4

RESTRICTED STOCK AGREEMENT

LAUREATE EDUCATION, INC.
2003 STOCK INCENTIVE PLAN

GRANTEE:

NO. OF SHARES:

This Agreement (the “Agreement”) evidences the award of              restricted shares (each, an “Award Share,” and collectively, the “Award Shares”) of the Common Stock of Laureate Education, Inc., a Maryland corporation (the “Company”), granted to you,                        , effective as of            , 200  (the “Grant Date”), pursuant to the Laureate Education, Inc. 2003 Stock Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms described below.  All of the provisions of the Plan are expressly incorporated into this Agreement.

1.             Terminology.  Capitalized words used in this Agreement not defined above are defined in the Glossary at the end of the Agreement.

2.             Grantee’s Agreement

(a)           In consideration of the Award Shares granted to you pursuant to this Agreement, you agree and covenant that, except as specifically authorized by the Company or this Agreement, during the term of your Service and for a period of two (2) years after your Service with the Company is terminated, by you or the Company, for any reason:

(i)            Grantee shall not, directly or indirectly, in any capacity whatsoever anywhere in the World where the Company itself, or through its franchisees and licenses does business, either on his/her own behalf or on behalf of any other person or entity with whom he may be employed or otherwise associated, compete with the Company or interfere with the business relationships of the Company in any of the lines of business in which the Company is engaged as of the date of this Agreement, or may enter after the date of this Agreement, and for which line or lines of business Grantee shall have in the course of his employment with the Company provided services or held duties or responsibilities.

(ii)           Grantee shall not solicit, encourage, or induce any franchisees, customers, suppliers, vendors, or contractors of the Company, or any prospect being actively pursued by the Company, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall Grantee otherwise interfere with any business relationship between the Company and any of its franchisees, customers, suppliers, vendors, or contractors; and

(iii)          Grantee shall not solicit, encourage or induce any employee of the Company to terminate his/her employment with the Company, employ any person employed by the Company, or otherwise interfere with or disrupt the Company’s relationship with other employees.

(b)           You acknowledge and agree that the foregoing covenants are reasonable and necessary for the protection of the Company’s valid business interests and that a violation of any of the covenants will cause immediate and irreparable injury to the Company, for which injury there is no adequate remedy at law.  You expressly agree that in the event of the actual or threatened breach of such covenants by you, the Company, its successors and assigns shall be entitled to an immediate injunction by a court of competent jurisdiction preventing and restraining such breach.  In any such action for injunctive relief, the Company shall be entitled to recover from you the costs, including reasonable attorney’s fees, incurred by the Company in the action, in addition to any other relief awarded by the court.  You acknowledge that the covenant not to engage or compete in the business of administering computer-based tests or providing computer-based testing services or facilities may also be enforced by Educational Testing Service of Princeton, New Jersey, and in this regard, You acknowledge Educational Testing Service’s standing to enforce this covenant, and waive any defense you may have on the basis that Educational Testing Service is not a direct party to this Agreement.

(c)           It is specifically agreed that each of the covenants set forth above in Sections 2a(i), (ii) and (iii) is severable, and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Section 2 shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.  If any of the covenants is held invalid or unenforceable by reason of length of time, area covered or activity covered, or any combination thereof, or for any other reason, any court of competent jurisdiction shall adjust, reduce or otherwise reform any such covenant to the extent necessary to cure any invalidity and to protect the interests of the Company to the fullest extent of the law so that the area, time period and scope of activity restricted shall be the maximum area, time period and scope of activity the court deems valid and enforceable, and as reformed such covenant shall then be enforced.

3.             Vesting.  All of the Award Shares are nonvested and forfeitable as of the Grant Date.  So long as your Service with the Company is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, 20% of the Award Shares will vest and become nonforfeitable on each anniversary of the Grant Date, such that 100% of the Award Shares will be vested and nonforfeitable on the fifth anniversary of the Grant Date.  Unless otherwise determined by the Administrator, none of the Award Shares will become vested and nonforfeitable after your Service with the Company ceases.

4.             Termination of Employment or Service.  If your Service with the Company ceases for any reason, all Award Shares that are not then vested and nonforfeitable will be immediately forfeited to the Company upon such cessation for no consideration.

5.             Restrictions on Transfer.

(a)           Until an Award Share becomes vested and nonforfeitable, it may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

(b)           The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

6.             Stock Certificates.  You are reflected as the owner of record of the Award Shares as of the Grant Date on the Company’s books.  The Company will hold the share certificates for safekeeping, or otherwise retain the Award Shares in uncertificated book entry form, until the Award Shares become vested and nonforfeitable.  Until the Award Shares become vested and nonforfeitable, any share certificates representing such shares will include a legend to the effect that you may not sell, assign, transfer, pledge, or hypothecate the Award Shares.  All regular cash dividends on the Award Shares held by the Company will be paid directly to you.  As soon as practicable after vesting of the Award Shares, the Company will deliver a share certificate to you, or deliver shares electronically or in certificate form to your designated broker on your behalf, for such vested Award Shares.

7.             Tax Withholding.  You acknowledge that you will recognize compensation income on each date that the Award Shares vest in an amount equal to the fair market value per share determined on the vesting date multiplied by the number of Award Shares that become vested on that date.  You hereby authorize the Company to deduct from any compensation or any other payment of any kind (including withholding the issuance of shares of Common Stock) due you the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the vesting of the Award Shares in whole or in part; provided, however, that the value of the shares of Common Stock withheld may not exceed the statutory minimum withholding amount required by law.  In lieu of such deduction, the Company may require you to make a cash payment to the Company equal to the amount required to be withheld.  If you do not make such payment when requested, the Company may refuse to issue any Common Stock certificate under this Agreement until arrangements satisfactory to the Administrator for such payment have been made.

8.             Adjustments for Corporate Transactions and Other Events.

(a)           Stock Dividend, Stock Split and Reverse Stock Split.  Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable shall, without further action of the Administrator, be adjusted to reflect such event.  The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split or reverse stock split.  Adjustments under this Section 8 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.  No fractional Award Shares will result from any such adjustments.

(b)           Binding Nature of Agreement.  The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution or other reclassification of the Common Stock of the Company, except as otherwise determined by the Administrator.  If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

9.             Non-Guarantee of Employment or Service Relationship.  Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

10.           Rights as Stockholder.  Except as otherwise provided in this Agreement with respect to the nonvested and forfeitable Award Shares, you are entitled to all rights of a stockholder of the Company, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.

11.           The Company’s Rights.  The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.           Notices.  All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

13.           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the Award Shares granted hereunder.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.

14.           Amendment.  This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that  this Agreement may not be modified in a manner that would have a materially adverse effect on the Award Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

15.           Conformity with Plan.  This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.  A copy of the Plan is available upon request to the Administrator.

16.           Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions.  Any suit with respect hereto will be brought in the federal or state courts in the districts which include Baltimore, Maryland, and you hereby agree and submit to the personal jurisdiction and venue thereof.

17.           Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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GLOSSARY

(a)           “Administrator” means the Board of Directors of Laureate Education, Inc. or such committee or committees appointed by the Board to administer the Plan.

(b)           “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with Laureate Education, Inc. (including but not limited to joint ventures, limited liability companies and partnerships).  For this purpose, “control” means ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(b)           “Cause” has the meaning ascribed to such term or words of similar import in your written employment or service contract with the Company and, in the absence of such agreement or definition, means fraud, dishonesty, willful misconduct in connection with your duties or responsibilities or otherwise, gross negligence in the performance of your duties or responsibilities, or failure to perform your responsibilities in the best interests of the Company, each as determined in good faith by the Company, which determination shall be conclusive.

(c)           “Company” means Laureate Education, Inc. and its Affiliates, except where the context otherwise requires.

(d)           “Service” means your employment or other service relationship with the Company and its Affiliates.  Service will be considered to have ceased with the Company if, after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed is no longer an Affiliate of Laureate Education, Inc.

(e)           “You”; “Your”.  You means the recipient of the Award Shares as reflected in the first paragraph of this Agreement.  Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

LAUREATE EDUCATION, INC.

By:

Date:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.

WITNESS:	GRANTEE

Date: